UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                            Commission File Number     0-13458


         CONNECTICUT GENERAL EQUITY PROPERTIES-I LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

         900 COTTAGE GROVE ROAD, SOUTH BUILDING
         BLOOMFIELD, CONNECTICUT  06002
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         UNITS OF LIMITED PARTNERSHIP INTEREST
            (Title of each class of securities covered by this Form)


         NONE
  (Titles of all other classes of securities, for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)         |X|         Rule 12h-3(b)(1)Ii)        |_|
       Rule 12g-4(a)(1)(ii)        |_|         Rule 12h-3(b)(1)(ii)       |_|
       Rule 12g-4(a)(2)(i)         |_|         Rule 12h-3(b)(2)(i)        |_|
       Rule 12g-4(a)(2)(ii)        |_|         Rule 12h-3(b)(2)(ii)       |_|
                                               Rule 15d-6                 |_|

     Approximate number of holders of record as of the certification or notice date: 0

    Pursuant to the requirements of the Securities Exchange Act of 1934 CONNECTICUT GENERAL EQUITY PROPERTIES-I LIMITED PARTNERSHIP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                          By: Connecticut General Realty Resources, Inc.-Third, General Partner


Date: August 7,  1997     By:  /s/ John D. Carey
      ---------------          -----------------
                               John D. Carey, President



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